================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Texas Utilities Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Texas Utilities Company
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                            TEXAS UTILITIES COMPANY

                                 Energy Plaza
                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ------------------

                                                                 March 19, 1998

To the Shareholders of
 Texas Utilities Company:

  The annual meeting of shareholders of Texas Utilities Company will be held in the Alexandria Auditorium of the Infomart, 1950 Stemmons Freeway, Dallas, Texas on Friday, May 8, 1998 at 9:30 a.m. for the following purposes:

  1.  To elect a Board of Directors for the ensuing year; and

  2.  To approve the selection of auditors for the year 1998.

  The Board of Directors has fixed the close of business on March 9, 1998 as the time as of which shareholders entitled to notice of, and to vote at, the meeting and any adjournments shall be determined.

  WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY. NO POSTAGE NEED BE AFFIXED TO THE REPLY ENVELOPE WHICH IS ENCLOSED HEREWITH FOR YOUR CONVENIENCE IF IT IS MAILED IN THE UNITED STATES.

                                               Peter B. Tinkham
                                               Secretary

                            TEXAS UTILITIES COMPANY

                                 Energy Plaza
                               1601 Bryan Street
                           Dallas, Texas 75201-3411

                              ------------------

                                PROXY STATEMENT

                              ------------------
                                                                 March 19, 1998

  A proxy in the accompanying form is solicited by the Board of Directors of TEXAS UTILITIES COMPANY for use at the annual meeting of shareholders to be held in the Alexandria Auditorium of the Infomart, 1950 Stemmons Freeway, Dallas, Texas, on Friday, May 8, 1998, at 9:30 a.m. and any adjournments thereof for the purposes set forth in the accompanying notice.

  The close of business on March 9, 1998 has been fixed as the time as of which shareholders entitled to notice of, and to vote with respect to, this meeting shall be determined. At such date there were outstanding and entitled to vote 245,237,688 shares of common stock. Except as indicated below, each share is entitled to one vote on all matters submitted to shareholders.

  Any shareholder may exercise the right of cumulative voting in the election of directors provided the shareholder gives written notice of such intention to the Secretary of the Company on or before the date preceding the election. When exercising this right the shareholder is entitled to one vote for each share held multiplied by the number of directors to be elected and he may cast all of his votes for a single nominee or spread his votes among the nominees in any manner desired.

  This Notice, Proxy Statement and form of proxy are being mailed or given to shareholders on or about March 19, 1998.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone. The Company has hired D.
F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of $7,500 plus disbursements. Shareholders may assist the Company in avoiding expenses in this connection by returning their proxies promptly.

  Any proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same at any time prior to the exercise thereof. The shares represented by any proxy duly given as a result of this request will be voted in the discretion of the persons named in the proxy unless the shareholder specifies a choice by means of the ballot space on the proxy, in which case the shares will be voted accordingly.

  The Company has adopted a confidential voting policy. Accordingly, tabulation of proxies and votes cast at the meeting will be conducted by an independent agent and the votes of individual shareholders will be kept private and not disclosed to the Company, except in limited circumstances.

  The presence in person or by proxy of the holders of a majority of the shares of the common stock entitled to vote shall constitute a quorum entitled to transact business at the meeting. Directors are elected by plurality vote of the votes cast at the meeting; abstentions and non-votes, as described below, will have no effect. The approval of the selection of auditors requires the affirmative vote of a majority of the shares represented at the meeting; abstentions and non-votes, i.e. shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on such matter, will be treated as negative votes.

                  1999 ANNUAL MEETING SHAREHOLDERS' PROPOSALS

  All proposals from shareholders to be considered at the next annual meeting scheduled for May 21, 1999 must be received by the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411, not later than the close of business on November 19, 1998.

                             ELECTION OF DIRECTORS

  It is the intent of the Board of Directors that the persons named in the proxy will vote your shares in favor of the nominees for directors listed hereafter, unless authority is withheld. All of the nominees are current members of the Board of Directors and have been nominated by the Nominating Committee. The persons named in the proxy may cumulate the votes represented thereby and in case any such nominee shall become unavailable, which the Board of Directors has no reason to anticipate, may vote for a substitute.

  The names of the nominees for the office of director for the ensuing year and information about them, as furnished by the nominees themselves, are set forth below:

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
J. S. Farrington
 (2)(5).................  63      1983      Chairman Emeritus of the Company since May
                                             1997; prior thereto Chairman of the Board of
                                             the Company (May 1995--May 1997); prior
                                             thereto Chairman of the Board and Chief
                                             Executive of the Company (February 1987--May
                                             1995); prior thereto President of the
                                             Company (May 1983--February 1987).
Bayard H. Friedman
 (1)(2)(3)(4)(6)........  71      1991      Friedman & Uhlemeyer, Inc., Investment
                                             Adviser, since December 1992. Prior thereto,
                                             Senior Chairman and Director, Team Bank
                                             (January 1990--November 1992).
                                             A Director of Justin Industries.
William M. Griffin
 (1)(3)(4)(6)(7)........  71      1966      Principal, Griffin, Swanson & Co., Inc.
                                             (investments). Executive Vice President
                                             (until August 1985) and Chairman of the
                                             Finance Committees (until March 1986) of The
                                             Hartford Fire Insurance Company and
                                             Subsidiaries. A Director of The Hartford
                                             Fire Insurance Company (until March 1991)
                                             and Shawmut National Corporation (until
                                             April 1992).
Kerney Laday
 (1)(3)(4)(6)(7)........  56      1993      President, The Laday Company (management
                                             consulting and business development) since
                                             July 1995; prior thereto Vice President,
                                             field operations, Southern Region, U. S.
                                             Customer Operations, Xerox Corporation
                                             (January 1991--June 1995); prior thereto
                                             Vice President and region general manager,
                                             Xerox (1986--1991).
Margaret N. Maxey
 (1)(2)(3)(4)(6)........  71      1984      Director, Clint W. Murchison, Sr. Chair of
                                             Free Enterprise and Professor, Biomedical
                                             Engineering Program, College of Engineering,
                                             The University of Texas at Austin since
                                             1982; prior thereto Assistant Director,
                                             Energy Research Institute, Columbia, South
                                             Carolina (1980--1982).
James A. Middleton
 (1)(3)(4)(5)(6)(7).....  62      1989      Chairman of the Board and Chief Executive
                                             Officer, Crown Energy Company (oil and gas
                                             producing and tar sands processing) since
                                             January 1996; prior thereto Executive Vice
                                             President (October 1987--December 1994) and
                                             Senior Vice President (June 1981--October
                                             1987) of Atlantic Richfield Company.
                                             President, ARCO Oil and Gas Company,
                                             (January 1985--October 1990). A Director of
                                             Crown Energy Company, ARCO Chemical Company
                                             and Berry Petroleum Co.

                               SERVED AS
          NAME           AGE DIRECTOR SINCE   BUSINESS EXPERIENCE DURING PAST FIVE YEARS
          ----           --- --------------   ------------------------------------------
Erle Nye
 (2)(5)(7)..............  60      1987      Chairman of the Board and Chief Executive of
                                             the Company since May 1997; prior thereto
                                             President and Chief Executive of the Company
                                             (May 1995--May 1997); prior thereto
                                             President of the Company (February 1987--May
                                             1995); Chairman of the Board and Chief
                                             Executive, and a Director, of TU Electric
                                             and ENSERCH Corporation.
J. E. Oesterreicher
 (1)(3)(4)(6)...........  56      1996      Chairman of the Board of J C Penney Company,
                                             Inc. (retailer) since January 1997 and Chief
                                             Executive Officer since January 1995; Vice
                                             Chairman of the Board from 1995 to 1997;
                                             President, J C Penney Stores and Catalog
                                             from 1992 to 1995. A Director of J C Penney
                                             Company, Inc. and Brinker International,
                                             Inc.
Charles R. Perry
 (1)(2)(3)(4)(5)(6).....  68      1985      Oil and gas interests, private investments.
                                             Chairman of the Board of Perry Management,
                                             Inc., Avion Flight Centre, Inc. and Perry
                                             Gas Companies, Inc.
Herbert H. Richardson
 (1)(3)(4)(5)(6)........  67      1992      Associate Vice Chancellor for Engineering and
                                             Director, Texas Transportation Institute,
                                             The Texas A&M University System; Associate
                                             Dean of Engineering, Regents Professor and
                                             Distinguished Professor of Engineering,
                                             Texas A&M University; Chancellor, The Texas
                                             A&M University System (1991--1993) and
                                             Deputy Chancellor for Engineering, The Texas
                                             A&M University System (1986--1991).

---------
(1) Member of Audit Committee.
(2) Member of Executive Committee.
(3) Member of Finance Committee.
(4) Member of Nominating Committee.
(5) Member of Nuclear Committee.
(6) Member of Organization and Compensation Committee.
(7) Member of Business Development Committee.

  During 1997 the Board of Directors held five meetings. The standing committees of the Board of Directors and the membership of each committee are shown on the preceding pages. During 1997 each of the Directors attended more than 92% of the aggregate of the Board of Directors meetings and the meetings of the Committees on which they serve.

  The Audit Committee nominates to the Board, for approval by the shareholders at each annual meeting, a firm of independent auditors to audit the books of account and records of the Company and to perform such other duties as this Committee may prescribe or approve, receives the reports and comments from such independent auditors, reviews the adequacy of internal controls, reviews the accounting principles employed in financial reporting and takes any action with respect thereto as it may deem appropriate, reports to the Board of Directors upon its findings and recommendations and performs such other duties as may be assigned to it from time to time by the Board; the Audit Committee held three meetings during 1997. The Executive Committee exercises the authority of the Board in the intervals between meetings of the Board; the Executive Committee did not meet during 1997. The Finance Committee reviews and recommends to the Board, for its consideration, major financial undertakings and policies and performs such other duties as may be assigned to it from time to time by the Board; the Finance Committee held two meetings during 1997. The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board; the Nominating Committee held one meeting in 1997. Shareholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company, Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411. The Nuclear Committee reviews, generally oversees, and makes reports and recommendations to the Board in connection with, the operation of the Company's nuclear generating units; the Nuclear Committee held seven meetings during 1997. The Organization and Compensation Committee reviews and establishes the duties, titles and remuneration of officers of the Company; the Organization and Compensation Committee held three meetings in 1997. A Business Development Committee was established by the Board in 1997. The Business Development Committee reviews and recommends to the Board, for its consideration, new business opportunities, proposed acquisitions and other transactions and performs such other duties as may be assigned to it from time to time by the Board; the Business Development Committee held three meetings during 1997.

  Non-officer directors were compensated in 1997 by a retainer fee at the annual rate of $25,000 plus $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Additionally, non-officer directors who are members of the Nuclear Committee receive an annual retainer fee of $10,000 for their services on that Committee. Directors who are officers of the Company do not receive any fees for service as a director.

All directors are reimbursed for expenses. Non-officer directors may elect to defer, in increments of 25%, all or a portion of their annual Board retainer pursuant to the Deferred Compensation Plan for Outside Directors (Directors'
Plan). Amounts deferred are matched by the Company. Under the Directors' Plan, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred retainer and matching amount, and accounts are established for each participant containing performance units equal to such number of common shares. Directors' Plan investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (not fewer than three nor more than ten years, as selected by the participant) or upon death or disability while serving as a director, the value of the participant's accounts is paid in cash based on the then current value of the performance units.

              BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

  Each nominee for director and certain executive officers reported beneficial ownership of common stock of the Company, as of the date hereof, as follows:

                                                        NUMBER OF SHARES
                                                 -------------------------------
                                                 BENEFICIALLY  DEFERRED
NAME                                                 OWNED     PLANS (1)  TOTAL
----                                             ------------- --------- -------
J. S. Farrington...............................      20,418      52,275   72,693
Bayard H. Friedman (2).........................       2,416       4,421    6,837
William M. Griffin.............................      30,000       4,421   34,421
Kerney Laday...................................         600       4,421    5,021
Margaret N. Maxey..............................       5,097       4,421    9,518
James A. Middleton.............................       3,000       4,421    7,421
Erle Nye.......................................      49,466      54,462  103,928
J. E. Oesterreicher............................       1,600       2,013    3,613
Charles R. Perry...............................       1,000       4,421    5,421
Herbert H. Richardson..........................       1,700       1,791    3,491
H. Jarrell Gibbs...............................      14,323      23,494   37,817
W. M. Taylor...................................      14,847      21,850   36,697
Michael J. McNally.............................      20,551      10,688   31,239
All Directors and Executive Officers as a group
 (14 persons)..................................     180,290     193,099  373,389

---------

(1) Share units held in deferred compensation accounts under the Deferred and Incentive Compensation Plan or the Directors' Plan. Although these plans allow such units to be paid only in the form of cash, investments in such units create essentially the same investment stake in the performance of the Company's common stock as do investments in actual shares of common stock.

(2) In addition to the shares reported above, clients of Mr. Friedman's investment advisory firm own 1,480 shares of the common stock of the Company. Mr. Friedman disclaims any beneficial interest in such shares.

  The named individuals have voting and investment power for the shares of common stock reported as Beneficially Owned. Ownership of such common stock by each individual director and executive officer and for all directors and executive officers as a group constituted less than 1% of the Company's outstanding shares.

  The Company has no knowledge of any person who beneficially owned more than 5% of the common stock of the Company as of December 31, 1997. Mellon Bank, N.A. (Mellon), held as of such date in its capacity as Trustee of the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan), a total of 12,259,617 shares of the Company's common stock, or 5.0% of the outstanding common shares, of which 6,879,589 shares, or 2.8% of the outstanding shares, have been allocated to Thrift Plan participants' accounts. Thrift Plan participants are entitled to direct Mellon as to how to vote shares allocated to their accounts and Mellon disclaims beneficial ownership of such allocated shares.

                            EXECUTIVE COMPENSATION

  The Company and its subsidiaries have paid or awarded compensation during the last three calendar years to the following executive officers for services in all capacities:

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION    LONG-TERM COMPENSATION (2)
                              ----------------------- -----------------------------
                                                             AWARDS         PAYOUTS
                                                      --------------------- -------
                                               OTHER                                  ALL
                                              ANNUAL             SECURITIES          OTHER
                                              COMPEN- RESTRICTED UNDERLYING  LTIP   COMPEN-
        NAME AND              SALARY   BONUS  SATION    STOCK     OPTIONS/  PAYOUTS SATION
   PRINCIPAL POSITION    YEAR   ($)   ($) (1)   ($)   AWARDS ($)  SARS (#)    ($)   ($) (3)
   ------------------    ---- ------- ------- ------- ---------- ---------- ------- -------
Erle Nye, .............. 1997 760,417 325,000   --     499,375      --      23,928  143,963
 Chairman of the Board   1996 723,333 185,000   --     351,500      --           0  117,908
 and Chief Executive of  1995 679,167 140,000   --     266,000      --      25,602   87,810
 the Company
J. S. Farrington, ...... 1997 639,891 150,000   --     284,114      --      31,905  140,821
 Chairman of the Board   1996 752,813 157,782   --     315,563      --           0  128,336
 of the Company (until   1995 825,000 165,000   --     313,500      --      34,135  105,671
 May 1997) (4)
H. Jarrell Gibbs, ...... 1997 354,583 103,000   --     185,125      --       8,432   66,226
 Vice Chairman of the    1996 321,250 113,000   --     189,500      --           0   53,203
 Board of the Company    1995 282,917  67,200   --     120,300      --       9,102   38,702
W. M. Taylor, .......... 1997 339,583  83,000   --     161,750      --       9,343   59,948
 President, Generation   1996 312,500  83,500   --     156,625      --           0   49,530
 Division--TU Electric   1995 282,917  64,700   --     117,800      --      10,809   38,278
Michael J. McNally, .... 1997 279,167 105,000   --     172,500      --           0  103,630
 Executive Vice          1996 229,166  75,000   --     131,250      --           0   97,949
 President and Chief     1995 170,833       0   --           0      --           0        0
 Financial Officer of
 the Company

---------
(1) Amounts reported as Bonus in the Summary Compensation Table are attributable to the named officer's participation in the Annual Incentive Plan (AIP). Elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above are eligible to participate in the AIP. Under the terms of the AIP, target incentive awards ranging from 35% to 50% of base salary, and a maximum award of 100% of base salary, are established. The percentage of the target or the maximum actually awarded, if any, is dependent upon the attainment of per share net income goals established in advance by the Organization and Compensation Committee

    (Committee) as well as the Committee's evaluation of the participant's and the Company's performance. One-half of each such award is paid in cash and is reflected as Bonus in the Summary Compensation Table. Payment of the remainder of the award is deferred under the Deferred and Incentive Compensation Plan (DICP) discussed hereinafter in footnote (2).

(2) Amounts reported as Long-Term Compensation are attributable to the named officer's participation in the DICP. Elected corporate officers of the Company and its participating subsidiaries with the title of Vice President or above are eligible to participate in the DICP. Participants in the DICP may defer a percentage of their base salary not to exceed a maximum percentage determined by the Committee for each Plan year and in any event not to exceed 15% of the participant's base salary. The Company makes a matching award (Matching Award) equal to 150% of the participant's deferred salary. In addition, one-half of any AIP award (Incentive Award) is deferred and invested under the DICP. The Matching Awards and Incentive Awards are subject to forfeiture under certain circumstances. Under the DICP, a trustee purchases Company common stock with an amount of cash equal to each participant's deferred salary, Matching Award and Incentive Award, and accounts are established for each participant containing performance units (Units) equal to such number of common shares. DICP investments, including reinvested dividends, are restricted to Company common stock. On the expiration of the applicable maturity period (three years for the Incentive Awards and five years for deferred salary and Matching Awards), the values of the participant's accounts are paid in cash based upon the then current value of the Units; provided, however, that in no event will a participant's account be deemed to have a cash value which is less than the sum of such participant's deferred salary together with a 6% per annum (compounded annually) interest equivalent thereon. The maturity period is waived if the participant dies or becomes totally and permanently disabled and may be extended under certain circumstances.

    Incentive Awards and Matching Awards that have been made under the DICP are included under Restricted Stock Awards in the Summary Compensation Table for each of the last three years. As a result of these awards, undistributed Incentive Awards and Matching Awards made under the DICP in prior years, and dividends reinvested thereon, the number and market value of such Units at December 31, 1997 (each of which is equal to one share of common stock) held in the DICP accounts for Messrs. Nye, Farrington, Gibbs, Taylor and McNally were 39,725 ($1,648,588), 36,466 ($1,513,339), 17,134 ($711,061), 15,597
    ($647,276) and 8,299 ($344,409), respectively.

    The Long-Term Incentive Compensation Plan (LTICP) is a comprehensive, stock-based incentive compensation plan providing for discretionary grants of common stock-based awards, including restricted stock. Outstanding awards to named executive officers vest over a three year period and such executive officers may earn from 0% to 200% of the number of shares awarded based on the Company's total return to shareholders over such three year period compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. Dividends are paid and reinvested on such restricted stock awards at the same rate as dividends on the Company's common stock. As a result of restricted stock awards under the LTICP, and dividends reinvested thereon, the number of shares of restricted stock and the value of such shares at December 31, 1997 held for Messrs. Nye, Farrington, Gibbs, Taylor and McNally were 22,666 ($940,639),-0- ($-0-), 5,151 ($213,767), 4,121 ($171,022) and 11,333 ($470,320),
    respectively.

    Salary deferred under the DICP is included in amounts reported as Salary in the Summary Compensation Table. Amounts shown in the table below represent the number of shares purchased under the DICP with such deferred salaries for 1997 and the number of shares awarded under the LTICP:

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                            DEFERRED AND INCENTIVE
                               COMPENSATION PLAN          LONG-TERM INCENTIVE COMPENSATION PLAN
                            ----------------------- ----------------------------------------------------
                            NUMBER OF  PERFORMANCE  NUMBER OF  PERFORMANCE
                             SHARES,     OR OTHER    SHARES,     OR OTHER
             NAME            UNITS OR  PERIOD UNTIL  UNITS OR  PERIOD UNTIL ESTIMATED FUTURE PAYOUTS
             ----             OTHER     MATURATION    OTHER     MATURATION  ----------------------------
                            RIGHTS (#)  OR PAYOUT   RIGHTS (#)  OR PAYOUT   MINIMUM (#)    MAXIMUM (#)
                            ---------- ------------ ---------- ------------ ------------   -------------
   Erle Nye................   3,305      5 Years      22,000     3 Years                 0          44,000
   J. S. Farrington........   2,542      5 Years           0          --                 0               0
   H. Jarrell Gibbs........   1,556      5 Years       5,000     3 Years                 0          10,000
   W. M. Taylor............   1,492      5 Years       4,000     3 Years                 0           8,000
   Michael J. McNally......   1,279      5 Years      11,000     3 Years                 0          22,000

     Amounts reported as LTIP Payouts in the Summary Compensation Table represent payouts maturing during such years of earnings on salary deferred under the DICP in prior years.

(3) Amounts reported as All Other Compensation are attributable to the named officer's participation in certain plans and as otherwise described hereinafter in this footnote.

    Under the Employees' Thrift Plan of the Texas Utilities Company System (Thrift Plan) all employees with at least six months of eligible service with the Company or any of its participating subsidiaries may invest up to 16% of their regular salary or wages in common stock of the Company, or in a variety of selected mutual funds. Under the Thrift Plan, the Company matches a portion of an employee's savings in an amount equal to 40%, 50% or 60% (depending on the employee's length of service) of the first 6% of such employee's savings. All matching amounts are invested in common stock of the Company. The amounts reported under All Other Compensation in the Summary Compensation Table include these matching amounts which, for Messrs. Nye, Farrington, Gibbs, Taylor and McNally amounted to $5,760, $5,760, $4,800, $5,760 and $3,840, respectively, during 1997.

    The Company has a Salary Deferral Program (Program) under which each employee of the Company and its participating subsidiaries whose annual salary is equal to or greater than an amount established under the Program ($94,760 for the Program Year beginning April 1997) may elect to defer a percentage of annual salary for a period of seven years, a period ending with the retirement of such employee, or for a combination thereof. Such deferrals may not exceed in the aggregate 10% of the employee's annual salary. Salary deferred under the Program is included in amounts reported under Salary in the Summary Compensation Table. The Company makes a matching award, subject to forfeiture under certain circumstances, equal to 100% of the salary deferred under the Program. The trustee for the Program distributes, at the end of the applicable maturity period, cash equal to the greater of the actual earnings of Program assets, or the average yield during the applicable maturity period of U. S. Treasury Notes with a maturity of ten years. The distribution of the amounts due under the Program is in a lump sum if the maturity period is seven years or, if the retirement option is elected, in twenty annual installments. The Company is financing the retirement portion of the Program through the purchase of corporate-owned life insurance on the lives of the participants. The proceeds from such insurance are expected to allow the Company to fully recover the cost of the retirement option. During 1997, matching awards, which are included under All Other Compensation in the Summary Compensation Table, were made for Messrs. Nye, Farrington, Gibbs, Taylor and McNally in the amounts of $76,042, $63,989, $35,458, $33,958 and $27,917, respectively.

    Under the Split-Dollar Life Insurance Program of the Texas Utilities Company System (Insurance Program), split-dollar life insurance policies are purchased for elected corporate officers of the Company and its participating subsidiaries with a title of Vice President or above, with a death benefit equal to four times their annual Insurance Program compensation. New participants vest in the policies issued under the

    Insurance Program over a six year period. The Company pays the premiums for these policies and has received a collateral assignment of the policies equal in value to the sum of all of its insurance premium payments. Although the Insurance Program is terminable at any time, it is designed so that if it is continued, the Company will fully recover all of the insurance premium payments it has made either upon the death of the participant or, if the assumptions made as to policy yield are realized, upon the later of fifteen years of participation or the participant's attainment of age sixty-five. During 1997, the economic benefit derived by Messrs. Nye, Farrington, Gibbs, Taylor and McNally from the term insurance coverage provided and the interest foregone on the remainder of the insurance premiums paid by the Company amounted to $62,161, $71,072, $25,968, $20,230 and $5,582, respectively.

    The amount of $66,291 included in the All Other Compensation column of the Summary Compensation Table for Mr. McNally for 1997 represents additional compensation that the Company agreed to pay Mr. McNally incident to his employment with the Company in lieu of payments he would have received from a prior employer.

(4) Mr. Farrington has a management transition agreement with the Company pursuant to which he remained as Chairman of the Board until May 1997, at which time he was named Chairman Emeritus. He will retire as an active employee in May 1998 and serve thereafter as a consultant to the Company for a two year period. In accordance with the agreement, during the period from May 1996 until his retirement, Mr. Farrington's salary will be reduced by 15% each year, and he will be eligible to participate in all employee benefit plans of the Company. As a consultant, he will receive $200,000 annually.

                               PENSION PLAN TABLE

                             YEARS OF SERVICE
                 --------------------------------------------------------------
REMUNERATION        20             25             30             35             40
------------        --             --             --             --             --
 $   50,000      $ 14,688       $ 18,360       $ 22,032       $ 25,704       $ 29,376
    100,000        29,688         37,110         44,532         51,954         59,376
    200,000        59,688         74,610         89,532        104,454        119,376
    400,000       119,688        149,610        179,532        209,454        239,376
    800,000       239,688        299,610        359,532        419,454        479,376
  1,000,000       299,688        374,610        449,532        524,454        599,376
  1,400,000       419,688        524,610        629,532        734,454        839,376

  The Company and its subsidiaries maintain retirement plans (Plans) which are qualified under applicable provisions of the Internal Revenue Code of 1986, as amended (Code). Annual retirement benefits are computed as follows: for each year of accredited service up to a total of 40 years of service, 1.3% of the first $7,800, plus 1.5% of the excess over $7,800 of the participant's average annual earnings during his or her three years of highest earnings. Amounts reported under Salary for the named officers in the Summary Compensation Table approximate earnings as defined by the Plans and the Supplemental Retirement Plan (Supplemental Plan). Benefits paid under the Plans are not subject to any reduction for Social Security payments but are limited by provisions of the Code. The Supplemental Plan provides for the payment of retirement benefits which would otherwise be limited by the Code or by the definition of earnings in the Plans. Under the Supplemental Plan, retirement benefits are calculated in accordance with the same formula used under the Plans, except that earnings also include AIP awards (50% of the AIP award is reported under Bonus for the named officers in the Summary Compensation Table). As of February 28, 1998, years of accredited service under the plans for Messrs. Nye, Farrington, Gibbs, Taylor and McNally were 35, 38, 35, 30 and 1, respectively. The table illustrates the total annual benefit payable at retirement under the Plans and Supplemental Plan prior to any reduction for a contingent beneficiary option which may be selected by the participant.

  The following information contained under the headings Organization and Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed to be (i) incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (Securities
Acts) or (ii) "soliciting material" or "filed" with the Securities and Exchange Commission within the meaning of Item 402(a)(9) of SEC Regulation S-K of the Securities Acts.

                ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Organization and Compensation Committee of the Board of Directors (Committee) is responsible for reviewing and establishing the compensation of the executive officers of the Company. The Committee consists of all of the nonemployee directors of the Company and is chaired by James A. Middleton. The Committee has directed the preparation of this report and has approved its contents and submission to the shareholders.

  As a matter of policy, the Committee believes that levels of executive compensation should be based upon an evaluation of the performance of the Company and its officers generally, as well as in comparison to persons with comparable responsibilities in similar business enterprises. Compensation plans should align executive compensation with returns to shareholders with due consideration accorded to balancing both long-term and short-term objectives. The overall compensation program should provide for an appropriate and competitive balance between base salaries and performance-based annual and long-term incentives. The Committee has determined that, as a matter of policy to be implemented over time, the base salaries of the officers will be established at the median, or 50th percentile, of the top ten electric utilities in the United States and that opportunities for total direct compensation (defined as the sum of base salaries, annual incentives and long-term incentives) to reach the 75th percentile, or above, of such utilities will be provided through performance-based compensation plans. Such compensation principles and practices have allowed, and should continue to allow, the Company to attract, retain and motivate its key executives.

  In furtherance of these policies, a nationally recognized compensation consultant has been retained since 1994 to assist the Committee in its periodic reviews of compensation and benefits provided to officers. The consultant's evaluations include comparisons to the largest utilities as well as to general industry with respect both to the level and composition of officers' compensation. The consultant's recommendations including the Annual Incentive Plan, the Long-Term Incentive Compensation Plan and certain benefit changes have generally been implemented. The Annual Incentive Plan, which was approved by the shareholders in 1995, is generally referred to as the AIP and is described in this report as well as in footnote 1 on pages 8 and 9 of this proxy statement. The Long-Term Incentive Compensation Plan, referred to as the Long-Term Plan or LTICP, was approved by the shareholders in 1997 and is described in this report as well as in footnote 2 on pages 9 and 10 of this proxy statement.

  In recent years, the compensation of the officers of the Company has consisted principally of base salaries, the opportunity to participate in the Deferred and Incentive Compensation Plan (referred to as the DICP and described in footnote 2 on pages 9 and 10 of this proxy statement) and the opportunity to earn an incentive award under the AIP. Benefits provided under the DICP and the AIP have represented a substantial portion of officers' compensation, and the value of future payments under the DICP, as well as the value of the deferred portion of any award under the AIP, is directly related to the future performance of the Company's common stock. It is anticipated that performance-based incentive awards under the AIP and the Long-Term Plan will, in future years, constitute an increasing percentage of the officers' total compensation.

  The AIP is administered by the Committee and provides an objective framework within which annual Company and individual performance can be evaluated by the Committee. Depending on the results of such performance evaluations, and the attainment of the per share net income goals established in advance, the Committee may provide annual incentive compensation awards to eligible officers. The evaluation of each individual participant's performance is based upon the attainment of individual and business unit objectives. The Company's performance is evaluated, compared to the ten largest electric utilities and/or the electric utility industry, based upon its total return to shareholders and return on invested capital, as well as other measures relating to competitiveness, service quality and employee safety. The combination of individual and Company performance results, together with the Committee's evaluation of the competitive level of compensation which is appropriate for such results, determines the amount, if any, actually awarded.

  The Long-Term Plan, which is also administered by the Committee, is a comprehensive stock-based incentive compensation plan under which all awards are made in, or based on the value of, the Company's common stock. The Long-Term Plan provides that, in the discretion of the Committee, awards may be in the form of stock options, stock appreciation rights, performance and/or restricted stock or stock units or in any other stock-based form. The purpose of the Long-Term Plan is to provide performance-related incentives linked to long-term performance goals. Such performance goals may be based on individual performance and/or may include criteria such as absolute or relative levels of total shareholder return, revenues, sales, net income or net worth of the Company, any of its subsidiaries, business units or other areas, all as the Committee may determine. Awards under the Long-Term Plan are expected to constitute the principal long-term component of officers' compensation. At its meeting in May 1997, the Committee provided awards of performance-based restricted stock to certain officers, including the Chief Executive. The future value of those awards will be determined by the Company's total return to shareholders over a three year period compared to the total return for that period of the companies comprising the Standard & Poor's Electric Utility Index. Depending upon the Company's relative return for such period, the officers may earn from 0% to 200% of the original award and their compensation is, thereby, directly related to shareholder value. These awards, and any awards that may be made in the future, are based upon the Committee's evaluation of the appropriate level of long-term compensation consistent with its policy relating to total direct compensation.

  In establishing levels of executive compensation at its May 1997 meeting, the Committee reviewed various performance and compensation data, including the performance measures under the AIP and the report of its compensation consultant. Information was also gathered from industry sources and other published and private materials which provided a basis for comparing the largest electric and gas utilities and other survey groups representing a large variety of business organizations. Included in the data considered was that the Company's total return to shareholders in 1996 was 4.4%, which was the third highest total return amongst the ten largest utilities. The comparative returns provided by the largest electric and gas utilities are represented by the returns of the Standard & Poor's Electric Utility Index and are reflected in the graph on page 18. The graph also reflects the returns provided by the Moody's 24 Utilities, and that disclosure will be discontinued after this year in light of the greater comparability of the Company to the companies comprising such S&P index. In 1996, TU Electric, the Company's principal subsidiary, was the largest electric utility in the United States as measured by megawatt hour sales and, compared to other electric utilities in the United States, was fifth in electric revenues, sixth in total assets, fourth in net generating capability, eighth in number of customers and twelfth in number of employees. Compensation amounts were established by the Committee based upon its consideration of the above comparative data and its subjective evaluation of Company and individual performance at levels consistent with the Committee's policy relating to total direct compensation.

  In May 1997 the Committee increased Mr. Nye's base salary as Chief Executive to an annual rate of $775,000 representing a $35,000 or 4.7% increase over the amount established for Mr. Nye in May 1996. Based upon the Committee's evaluation of individual and Company performance, as called for by the AIP, the Committee also provided Mr. Nye with an AIP award of $650,000 compared to the prior year's award of $370,000. The Committee also awarded 22,000 shares of performance-based restricted stock to Mr. Nye. Under the terms of the award, Mr. Nye can earn from 0% to 200% of the award depending on the Company's total return to shareholders over a three-year period (April 1, 1997 through March 31, 2000) compared to the total return provided by the companies comprising the Standard & Poor's Electric Utility Index. This level of compensation was established based upon the Committee's subjective evaluation of the information described in this report.

  In discharging its responsibilities with respect to establishing executive compensation, the Committee normally considers such matters at its May meeting held in conjunction with the Annual Meeting of Shareholders. Although Company management may be present during Committee discussions of officers' compensation, Committee decisions with respect to the compensation of the Chairman of the Board and Chief Executive and the President are reached in private session without the presence of any member of Company management.

  Section 162(m) of the Code limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes. Awards under the AIP in 1996 and subsequent years as well as awards under the Long-Term Plan are expected to be fully deductible, and the DICP and the Salary Deferral Program have been amended to require the deferral of distributions of amounts earned in 1995 and subsequent years until the time when such amounts would be deductible. Awards provided under the AIP in 1995 and distributions under the DICP and the Salary Deferral Program which were earned in plan years prior to 1995, may not be fully deductible but such amounts are not expected to be material.

  Shareholder comments to the Committee are welcomed and should be addressed to the Secretary of the Company at the Company's offices.

                    ORGANIZATION AND COMPENSATION COMMITTEE

     James A. Middleton, Chair                    Margaret N. Maxey
     Bayard H. Friedman                           J. E. Oesterreicher
     William M. Griffin                           Charles R. Perry
     Kerney Laday                                 Herbert H. Richardson

                               PERFORMANCE GRAPH

  The following graph compares the performance of the Company's common stock to the S&P 500 Index, the Moody's 24 Utilities and the S&P Electric Utility Index for the last five years. The graph assumes the investment of $100 at December 31, 1992 and that all dividends were reinvested. The amount of the investment at the end of each year is shown in the graph and in the table which follows.

                            CUMULATIVE TOTAL RETURNS
                       FOR THE FIVE YEARS ENDED 12/31/97

                        [PERFORMANCE GRAPH APPEARS HERE]

                                               ---------------------------------
                                                   1992 1993 1994 1995 1996 1997
--------------------------------------------------------------------------------
  Texas Utilities................................. 100  109   88  123  128  138
--------------------------------------------------------------------------------
  S&P 500 Index................................... 100  110  111  153  188  251
--------------------------------------------------------------------------------
  Moody's 24 Utilities............................ 100  110   94  123  125  152
--------------------------------------------------------------------------------
  S&P Electric Utility Index...................... 100  113   98  128  128  162
--------------------------------------------------------------------------------

                             SELECTION OF AUDITORS

  The Audit Committee has nominated to the Board of Directors for its consideration the firm of Deloitte & Touche LLP to act as independent auditors for the Company for the year 1998 and, subject to the approval of shareholders at the annual meeting, the Board has selected that firm to audit the books of account and records of the Company and to make a report thereon to the shareholders. The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution which will be submitted for consideration:

    RESOLVED that the selection of the firm of Deloitte & Touche LLP, independent auditors, to audit the books of account and records of the Company for the year 1998, to make a report thereon "To the Shareholders of Texas Utilities Company," and to perform other services, be, and it hereby is, approved.

  The firm of Deloitte & Touche LLP, independent auditors, has been the outside auditors for the Company since its organization in 1996 and for Texas Energy Industries, Inc. (formerly Texas Utilities Company) and ENSERCH Corporation since their organization in 1945 and 1942, respectively, including the last fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF AUDITORS.

                                OTHER BUSINESS

  Other than as stated herein, the Board of Directors does not intend to bring any business before the meeting and it has not been informed of any matters that may be presented to the meeting by others. However, if any other matters properly come before the meeting, it is the intent of the Board of Directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

 Dated: March 19, 1998


            WHETHER OR NOT YOU WILL BE ABLE TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY PROMPTLY.

                  [TEXAS UTILITIES COMPANY LOGO APPEARS HERE]
--------------------------------------------------------------------------------

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS
AND
PROXY STATEMENT
--------------------------------------------------------------------------------

TIME:
FRIDAY, MAY 8, 1998, AT 9:30 A.M.

PLACE:
ALEXANDRIA AUDITORIUM
INFOMART
1950 STEMMONS FREEWAY
DALLAS, TEXAS 75207

 Whether or not you will be able
 to attend the meeting, please
 sign and return the enclosed
 proxy promptly so that you may
  be represented at the meeting.

 P                          TEXAS UTILITIES COMPANY
 R                               ENERGY PLAZA
 O                             1601 Bryan Street
 X                           Dallas, TX 75201-3411
 Y        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints J.S. Farrington and Erle Nye, and each of them, Proxies with power to appoint a substitute, and hereby authorizes them to represent and to vote all shares of common stock of Texas Utilities Company held of record by the undersigned on March 9, 1998 at the annual meeting of shareholders of the Company to be held in the Alexandria Auditorium of the Infomart, 1950 Stemmons Freeway, Dallas, Texas, on Friday, May 8, 1998, and at any adjournments thereof, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.


           (Continued, and to be signed and dated, on reverse side)





THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.
                                                               Please mark
                                                               your vote as  X
                                                               indicated in
                                                               this example
--------------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR
ALL NOMINEES AND FOR ITEM 2.    FOR      WITHHELD

1. Election of Directors:

NOMINEES:

J.S. FARRINGTON                JAMES A. MIDDLETON
BAYARD H. FRIEDMAN             ERLE NYE
WILLIAM M. GRIFFIN             J.E. OESTERREICHER
KERNEY LADAY                   CHARLES R. PERRY
MARGARET N. MAXEY              HERBERT H. RICHARDSON

For, except vote withhold from the following nominee(s):

---------------------------------------------------------
                                                    FOR      AGAINST     ABSTAIN
2. Approval of Auditors - Deloitte & Touche LLP

--------------------------------------------------------------------------------
                               --------






                                     NOTE: Please sign names exactly as printed hereon. Joint owners should each sign.
                                     In signing as attorney, administrator,
                                     executor, guardian, officer, partner or
                                     trustee, please give full title as such.
                                     Receipt is acknowledged of the Annual
                                     Report of the Company for 1997, notice of meeting and proxy statement.


Signature(s)                              Date
            ----------------------------      ----------------------------------